EXHIBIT 21

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

GEM-CBM Company	Delaware
South Coast Exploration Company	Texas
XPLOR Energy, Inc.	Delaware
XPLOR Energy Operating Company	Oklahoma
XPLOR Energy SPV-1, Inc.	Oklahoma